Exhibit 99.1

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                     [Letterhead of Union Planters Mortgage]




                    UNION PLANTERS BANK, National Association
                          ANNUAL OFFICER'S CERTIFICATE


Pursuant to Section 3.12(a) of the Standard Terms to Pooling and Servicing Agreement (May 1998 edition) which is incorporated in the Pooling and Servicing Agreement dated May 1, 1998 among Union Planters Mortgage Finance Corporation, Union Planters Bank, N.A. (the "Master Servicer") and The Bank of New York, the undersigned officer of the Master Servicer hereby certifies that a review of the activities of the Master Servicer during the period May 1, 1998 through December 31, 1998 and its performance under the Pooling and Servicing Agreement has been made under his supervision and to the best of his knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Pooling and Servicing Agreement through such period.



By:  /s/ Mark E. Mosteller
     ---------------------

Name:    Mark E. Mosteller

Title:   Senior Vice President

Date:    March 9, 1999